                                                                    Exhibit 99.1

AMCOMP REPORTS 2007 THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS

November 7, 2007

NORTH PALM BEACH, Fla.-- AmCOMP  Incorporated  (Nasdaq:AMCP) today announced its financial  results for the third  quarter and nine months  ended  September  30,
2007.

Commenting on the results, Mr. Fred R. Lowe, AmCOMP's Chief Executive Officer and President, said: "During the third quarter of 2007, we generated strong underwriting results and produced solid returns in our investment portfolio, increasing net income 59.0% over the same period in 2006. In this challenging market, we continue to focus on our profitability by maintaining our underwriting discipline and pricing adequacy. Our business model may continue to affect our top-line growth in 2007, but we expect it will continue to help us produce outstanding combined ratios and lead to an attractive book value growth in the long-term."

FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2007

For the third quarter of 2007, net income increased $2.6 million, or 59.0%, to
$6.9 million, or $0.44 per diluted share, compared to net income of $4.3 million, or $0.28 per diluted share, for the third quarter of 2006. Weighted average diluted shares outstanding were 15,719,000 compared to 15,579,000 as of
September 30, 2006.

Total revenue decreased 13.2% to $63.0 million in the third quarter of 2007 versus $72.6 million in the prior year's third quarter. Net premiums earned decreased $10.0 million, or 14.7%, in the third quarter of 2007 compared to the same quarter in 2006. Net investment income increased 13.1% for the same three month period in 2007 over the comparable quarter in 2006.

The net combined ratio, including policyholder dividends for the quarter ended
September 30, 2007, was 88.2% compared to 94.7% for the same period in 2006.
Loss and loss adjustment expenses for the third quarter of 2007 were $31.8 million versus $41.2 million in the same period in 2006. The net loss ratio for the third quarter of 2007 was 54.8% compared to 60.5% in the same period in
2006. Policy acquisition expenses were $10.0 million in the third quarter of
2007 compared to $11.1 million in the third quarter of 2006. Underwriting and other expenses for the third quarter of 2007 were $9.3 million compared to $9.4 million in the prior year's same quarter.

The annualized return on equity for the three months ended September 30, 2007, was 18.2%.

FINANCIAL RESULTS FOR THE FIRST NINE MONTHS OF 2007

Net income for the nine months ended September 30, 2007, was $16.4 million, or
$1.04 per diluted share, a 7.3% increase over $15.3 million, or $1.04 per diluted share, in the first nine months of 2006. Weighted average diluted shares outstanding were 15,757,000 compared to 14,692,000 as of September 30, 2006.

Nine month revenue in 2007 was $187.2 million, a 13.0% decrease compared to
$215.2 million for the first nine months of 2006. Net premiums earned decreased
$29.8 million, or 14.7%, for the nine months ended September 30, 2007, compared to the same period in 2006. Net investment income increased $2.1 million, or
16.6%, for the nine months ended September 30, 2007, compared to the same period in 2006.

The net combined ratio, including policyholder dividends for the nine months ended September 30, 2007, was 92.0%, compared to 93.3% for the same period in
2006. Loss and loss adjustment expenses for the first nine months of 2007 were
$92.9 million, versus $119.2 million in the same period in 2006. Total underwriting and other expenses for the first nine months of 2007 were $26.7 million, compared to $27.2 million in the prior year period. Policy acquisition expenses were $30.7 million for the nine months ended September 30, 2007, compared to $34.5 million in the first nine months of 2006.

Our annualized return on equity for the nine months ended September 30, 2007, was 15.0%.

AmCOMP's book value per diluted share at September 30, 2007, was $9.88.

On August 28, 2007, the board of directors of AmCOMP Incorporated approved a share repurchase program of up to a total of 1.5 million shares of the Company's common stock. As of September 30, 2007, the Company had repurchased 233,900 of its shares.

CONFERENCE CALL

The Company will host a conference call on Thursday, November 8, 2007, at 8:00 AM ET, featuring remarks by Fred Lowe, President and Chief Executive Officer, Debra Ruedisili, Executive Vice
President and Chief Operating Officer, and Kumar Gursahaney, Senior Vice President, Chief
Financial Officer and Treasurer.

The conference call is available via webcast on the Company's website and can be accessed by clicking on the following link: http://ir.amcomp.com/eventdetail.cfm?eventid=45754.

The dial-in number for the conference call is 719-325-4873. Please call at least five minutes before the scheduled start time.

There will be an audio replay of the call, which will be available starting at 11:00 AM ET through 11:59 PM ET November 11, 2007, and can be accessed by calling 719-457-0820 or
888-203-1112 and using the pass code 8747213. The conference call webcast will be available on the Company's website for 60 days.

ABOUT AMCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers' compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 16 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, including those about the Company's financial condition and results of operations and about its future plans and objectives, which are not based on historical facts, are forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as
amended. Any such statements involve known and unknown risks, uncertainties and other factors, which are, from time to time, set forth in the Company's filings with the Securities and
Exchange Commission. Such factors may cause AmCOMP's actual performance, condition and achievements to be materially different than any future performance, condition and achievement set forth in this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

                                      AmCOMP Incorporated and Subsidiaries
                                Condensed Consolidated Statements of Operations
                              (in thousands, except per share amounts and ratios)
                                                  (unaudited)

                                                   Three Months Ended                  Nine Months Ended
                                                      September 30,                       September 30,
                                               2007                2006              2007               2006
                                            ----------------------------          ----------------------------
Statement of Operations Data:
Revenue:
Net premiums earned                         $  58,064          $  68,107          $ 172,701          $ 202,465
Net investment income                           5,097              4,508             14,900             12,779
Net realized investment losses                   (255)               (97)              (467)              (294)
Other income                                       55                 54                103                245
                                            ---------          ---------          ---------          ---------
   Total revenue                               62,961             72,572            187,237            215,195
Expenses:
Losses and loss adjustment expenses            31,793             41,187             92,899            119,236
Policy acquisition expenses                    10,042             11,069             30,724             34,532
Underwriting and other expenses                 9,327              9,441             26,691             27,177
Dividends to policyholders                         49              2,768              8,647              8,011
Interest expense                                  922                911              2,777              2,617
                                            ---------          ---------          ---------          ---------
   Total expenses                              52,133             65,376            161,738            191,573

                                            ---------          ---------          ---------          ---------
Income before income taxes                     10,828              7,196             25,499             23,622
Income tax expense                              3,952              2,872              9,076              8,316
                                            ---------          ---------          ---------          ---------
   Net income                               $   6,876          $   4,324          $  16,423          $  15,306
                                            =========          =========          =========          =========

Operating Data:
Direct premiums written                     $  50,950          $  63,359          $ 174,785          $ 213,379
Gross premiums written                         52,284             65,093            178,765            219,124
Net premiums written                           50,927             63,255            175,962            211,992
Per Share Data:
Earnings per share
   Basic                                    $    0.44          $    0.28          $    1.04          $    1.09
   Diluted                                       0.44               0.28               1.04               1.04
Weighted average common shares
outstanding
   Basic                                       15,716             15,562             15,748             14,067
   Diluted                                     15,719             15,579             15,757             14,692
Selected Insurance Ratios:
Net loss ratio (1)                               54.8%              60.5%              53.8%              58.9%
Net policy acquisition expense ratio (2)         17.3%              16.3%              17.8%              17.0%
Underwriting and other expense ratio (3)         16.1%              13.8%              15.4%              13.4%
                                            ---------          ---------          ---------          ---------
Net combined ratio, excluding
policyholder dividends (4)                       88.2%              90.6%              87.0%              89.3%
Dividend ratio (5)                                0.0%               4.1%               5.0%               4.0%
                                            ---------          ---------          ---------          ---------
Net combined ratio, including
policyholder dividends (6)                       88.2%              94.7%              92.0%              93.3%
                                            ---------          ---------          ---------          ---------

1     Losses and loss adjustment expenses divided by net premiums earned, after the effects of reinsurance

2     Net policy acquisition expenses divided by net premiums earned

3     Underwriting and other expenses divided by net premiums earned

4     Sum of ratios computed in footnotes 1, 2 and 3

5     Dividends to policyholders divided by net premiums earned

6     Sum of ratios computed in footnotes 1, 2, 3 and 5

                     AmCOMP Incorporated and Subsidiaries
                         Consolidated Balance Sheets
                                (in thousands)
                                 (unaudited)

                                              September 30,      December 31,
                                                  2007                2006
                                              -------------      ------------
Assets:
Cash and investments                            $450,268           $436,775
Premiums receivable - net                         98,691            106,270
Reinsurance recoverables                          68,859             75,360
Deferred policy acquisition costs                 21,243             20,749
Deferred income taxes - net                       21,372             21,613
Other assets                                      18,058             23,730
                                                --------           --------
Total Assets                                    $678,491           $684,497
                                                ========           ========

Liabilities and stockholders' equity:
Unpaid losses and loss adjustment
expenses                                        $323,004           $334,363
Unearned and advance premiums                    113,429            115,218
Notes payable                                     36,911             38,250
Other liabilities                                 49,487             57,378
                                                --------           --------
Total liabilities                               $522,831           $545,209
Total stockholders' equity                       155,660            139,288
                                                --------           --------
Total liabilities and stockholders' equity      $678,491           $684,497
                                                ========           ========

CONTACT:

AmCOMP Incorporated, North Palm Beach
Kumar Gursahaney, Chief Financial Officer
561-840-7171 ext. 11700
or
Gale A. Blackburn, Vice President of Investor Relations
561-840-7171 ext. 11586